BGS ACQUISITION CORP

is acquiring

Transnetyx
Serving Research. Saving Time.

Investor Presentation

October 2013

Disclaimer

The attached presentation was prepared by the management of TransnetYX Holding Corp. and its subsidiaries, TransnetYX, Inc. and Harmonyx Diagnostics, Inc. (collectively, the "TransnetYX Entities"). While the TransnetYX Entities management believes that all information contained in this presentation was accurate as of the date the presentation was prepared, the TransnetYX Entities make no warranty as to the accuracy of such information and are under no obligation to update any information in this presentation. The presentation contains statements about future events and expectations which are characterized as forward-looking statements. Forward-looking statements are based on the management's beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause TransnetYX Entities' actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. The words "believe", "may", "will", "should", "anticipate", "estimate", "expect", "intends", "objective" or similar words or the negatives of these words are intended to identify forward-looking statements. Any forward-looking statements are qualified entirely by these cautionary factors.

Important Information about the Tender Offer

This presentation is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to purchase BGS' securities is being made pursuant to BGS Acquisition Corp.'s ("BGS") tender offer statement on Schedule TO (including an offer to purchase, a related letter of transmittal and other offer documents), as amended and restated as the case may be, filed with the SEC. These documents contain important information that should be carefully read and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to all security holders of BGS when available. Materials related to and including the Registration Statement on Form S-4 of BGS' wholly owned subsidiary, BGS Acquisition Subsidiary, Inc., also contain important information that should be carefully read. All of these materials (and all other materials filed by BGS with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Security holders may also obtain free copies of the documents filed with the SEC by BGS by directing a request to: BGS Acquisition Corp., 6342 North Bay Road, Miami Beach, FL 33141. **Security holders of BGS are urged to read the tender offer documents and the other relevant materials when they become available before making any investment decision with respect to the tender offer because they will contain important information about the tender offer, the transactions described therein and the parties to such transactions.**

An investment in BGS ordinary shares carries certain risks. Investors should carefully consider the risks disclosed in the tender offer documents and the other BGS filings with the SEC before investing in BGS ordinary shares.

Table of Contents

Section I.	Executive Summary
Section II.	Business Overview
Section III.	Investment Highlights

I. Executive Summary

Executive Summary

BGS Acquisition Corp. ("BGS") is acquiring TransnetYX Holding Corp. ("TransnetYX Holding" or the "Company"), including its wholly owned subsidiaries, TransnetYX, Inc. ("TransnetYX") and HarmonYX Diagnostics, Inc. ("HarmonYX")



BGS ACQUISITION CORP

TransnetYX

Serving Research. Saving Time.



TransnetYX

Serving Research. Saving Time.

- Molecular diagnostics company serving the mouse genotyping industry that employs a novel, fully automated, high throughput genotyping system

HarmonYX

DIAGNOSTICS

- CLIA[1] certified and HIPAA[2] compliant automated human genetic testing system, with a focus on genetic application rather than discovery

(1) Clinical Laboratory Improvement Amendments

(2) Health Insurance Portability and Accountability Act

Transaction Overview

Transaction	• BGS will acquire 100% of TransnetYX Holding • Transaction value of $95.0 million • No BGS shareholder vote required to approve Transaction (see Conditions to Close)
Consideration	• As consideration for the TransnetYX Holding stock, BGS will issue TransnetYX Holding shareholders (the "Selling Shareholders") 8.0 million shares of its common stock ("BGS Common Shares"), 2.0 million of which will be subject to a multi-year lock-up ("Lock-up Shares")[(1)], and $15.0 million in cash (subject to adjustment)[(2)]
Earn-out	• The Selling Shareholders may receive an additional earn-out at the end of 2015 based on 2015 revenue hurdles achieved, subject to a minimum revenue hurdle of $40.0 million, up to a maximum of 8.0 million shares
Restructuring of Sponsor Economics	• 50% of sponsor promote is cancelled, with the remaining 50% spread equally between the $12.00, $13.50, $15.00, and $17.00 hurdles; $10.00 hurdle is cancelled • Underwriter and sponsor warrants (3,266,667 warrants) will each be converted into 1/20 of a share, 50% of which will have a hurdle of $12.00 per share and 50% of which will have a hurdle of $13.50 per share
Board & Management	• Board of directors will include Cesar Baez, Bob Bean (Chairman), Mark Hoffman, Patrick Imeson, and three additional directors to be named post-Closing • Existing management team will stay in place
Conditions to Close	• $10.0 million remains in Trust
Expected Closing	• Prior to November 26, 2013

Earn-out schedule:

Gross Revenues	Percentage of Gross Revenue	Shares to be Issued
≤$45 million[(3)]	10%	4,000,000 up to 4,500,000
>$45 million up to $50 million	12%	up to an additional 600,000
>$50 million up to $55 million	16%	up to an additional 800,000
>$55 million up to $60 million	22%	up to an additional 1,100,000
>$60 million	30%	up to an additional 1,000,000

(1) 2.0 million shares received by TransnetYX Holding's largest shareholder, Black Diamond Holdings LLC ("Black Diamond"), will be subject to a lock-up agreement until the earlier of the combined company achieving $60.0 million in FY2015 revenues or 12/31/2020

(2) It is the Selling Shareholders' intention to leave at least $6.0 million in the company at close, and they have committed to accept additional BGS Common Shares at a value of $10.00 in lieu of cash as consideration as required to achieve that objective

(3) Subject to $40.0 million minimum

Pro Forma Capitalization at Close

In millions, except per share data

Pro Forma Valuation	
TransnetYX Holding Shareholders(1)(2)	8.4
BGS Public Shareholders(3)	1.8
Underwriters	0.1
BGS Sponsor	0.0
Total BGS Shares	10.3
Price Per Share	$10.00
Equity Value	**$103.0**
Plus: Debt	$3.0
Less: Cash(2)(4)	($3.5)
Enterprise Value	**$102.5**

Pro Forma Ownership


Underwriters
0.7%
BGS Public
Shareholders(3)
17.6%
TransnetYX
Shareholders(1)(2)
81.6%

(1) 2.0 million of Black Diamond's shares will be subject to a lock-up agreement until the earlier of the combined company achieving $60.0 million in FY2015 revenues or 12/31/2020
(2) Assumes $10.9 million in cash and 0.4 million additional BGS Common Shares are paid to TransnetYX Holding shareholders at close
(3) Assumes that none of the current BGS shareholders tender their shares
(4) Includes estimated transaction expenses
Note: If the maximum number of BGS shares are tendered, total shares will be 10.1 million (9.1 million – TransnetYX Holding Shareholders, 1.0 million – BGS Public Shareholders, 0.2 million – Underwriters)

Post-Merger Board of Directors and Management[1]

Name	Position	Background
Bob Bean	Chairman, President, & CEO	• Co-Founder, President, and CEO of TransnetYX Holding • Previously worked as a senior sales specialist for Pharmacia / Upjohn • Graduated with a Bachelor of Music Education from the University of South Carolina and a Master of Music from the Southwestern Baptist Theological Seminary
Cesar Baez	Director	• Experience with numerous senior executive positions in private equity, asset management, media, and investment banking • Previously served as partner in Hicks, Muse, Tate & Furst's Latin American Fund, Head of Alternative Investments at the State of New Jersey Investment Division, and Founder and Head of Fund of Funds for Centinela Capital Partners • Graduated with a BS in Economics from Wagner College
Mark Hoffman	Director	• Former President / CEO of Corporate Express North America, a $5 billion office supply company • Previously served as President / CEO of APS Holding Corporation, where he led an IPO 14 months after arrival • Graduated with a BBA in Finance from the University of South Alabama and an MBA from Harvard Business School
Patrick Imeson	Director	• Boutique private equity / venture capital investment fund manager, managing five active funds and responsible for raising over $150 million in capital • Educated at New Mexico Military Institute and the U.S. Naval Academy
Eric Altman	CFO	• Previous experience as CFO of Black Diamond Holdings and several of its subsidiaries • Held various accounting / audit roles with a number of firms, including Coopers & Lybrand and Fidelity Investments, and formerly held a CPA license • Graduated with a joint MS in Accounting / MBA from Northeastern University and a BS in Industrial Economics from Union College
Michael Gahan	VP of Operations	• Joined TransnetYX Holding in 2004 • 17 years of experience as a Senior Engineer / Operations Manager with CIBA Specialty Chemicals • Graduated with a BS in Chemical Engineering from Mississippi State University
John Minnick	VP of Information Technology	• Joined TransnetYX Holding in 2004; Architect of TransnetYX's LIMS and OM systems • Previously worked as Project Manager / Developer in the laboratory information management system software division at Beckman Coulter • Graduated with a BS in Chemistry from the College of Charleston and an MS in Analytical Chemistry from the University of Vermont
Jean Wolaver	VP of System Quality and Development	• Joined TransnetYX Holding in 2002 • Member of team that developed the TransnetYX testing platform • Graduated with a BS in Engineering Science and an MS in Biomedical Engineering from the University of Tennessee

(1) Three additional directors will be named post-Closing

Consolidated Financials

Strong growth at HarmonYX is projected to drive overall growth over the next two years, as well as increasing EBITDA margins to 36%

- Paid HarmonYX tests are expected to achieve 9,400 per month by December 2015
- Sales from TransnetYX tests are expected to grow at a 16% annual rate from 2013E-2015E



$ in millions
$50.0
$45.0
$40.0
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
40.0%
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
$12.1
$13.0
$14.2
$25.6
$46.5
4.3%
4.0%
5.3%
22.2%
36.1%
2011A
2012A
2013E
2014E
2015E
HarmonYX Revenue
TransnetYX Revenue
EBITDA Margin

Source: Management projections

Comparable Companies – Valuation

TransnetYX is forecast to show higher top line growth than its peers as well as strong and growing gross margins



Genetic Testing Companies – EV / 2014E Revenue
EV / 2014E Revenue
4.0x
3.5x
3.0x
2.5x
2.0x
1.5x
1.0x
0.5x
0.0x
3.7x
2.9x(1)
3.7x
2.8x
2.2x
2.0x
1.3x
Mean: 2.5x
TransnetYX
Genetic Technologies
Genomic Health
Myriad Genetics
NeoGenomics
Sequenom(2)



2013E-2014E Revenue Growth Rate and 2014E Gross Margin
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
81.9%
67.0%
55.0%
17.9%
83.6%
12.3%
86.7%
16.2%
46.2%
15.3%
53.5%
49.7%
TransnetYX
Genetic Technologies
Genomic Health
Myriad Genetics
NeoGenomics
Sequenom(2)
= 2013E-2014E Revenue Growth Rate
= 2014E Gross Margin

(1) Excludes Lock-up Shares
(2) On September 23, 2013, Sequenom announced that it was reviewing strategic alternatives for its Genetic Analysis business

Investment Highlights

- Steady Growth from Core TransnetYX Business
- Significant Expansion Opportunities
- Highly Scalable Business Model
- Novel, Automated Process
- Strong Growth Potential from Nascent HarmonYX Business

TransnetYX
Serving Research. Saving Time.

II. Business Overview

TransnetYX Overview

TransnetYX is a molecular diagnostics company that employs a novel, fully automated genotyping system for transgenic, knock-out, and knock-in mouse lines and rodent models

- Provides 24 hour and 72 hour genomic testing for the animal genotyping market

Business Model




RELIABLE
TIMELY
EFFICIENT
TransnetYX

- In order to conduct studies on the role of genes that have been sequenced but whose functions haven't been determined, researchers create genetic mutations in male mice by inserting, removing, and replacing different genes
- These mutant mice are then bred with "normal" mice to study the effect mutating the existing gene has on offspring
- Mutating genetics often significantly reduces the life expectancy of mutant mice from 18-30 months to several weeks, which requires constant breeding to maintain a supply
- In order to determine which mice inherit the mutant gene, and thus are useful for research, genomic tests are preformed
- TransnetYX is the leading outsourced service provider of genomic testing, offering timely, accurate, and cost effective results

TransnetYX Process

Transnetyx

Customer has 3 Steps:

(1) Clip, Ship, and Click

Clip:
Customer clips and drops tissue into TransnetYX wellplate



QuickOrder

Average order time:
5.0 minutes

Click:
Customer goes on to the *QuickOrder* account to place the order

- Specifies the strain (mutation)
- Choose the service level (24 or 72 hours)

Ship:
Customer drops samples in the on-site TransnetYX Automated Genotyping ("TAG") Center

TAGCenter

On-site kiosks to simplify the genotyping process designed to create more value for the customer

FedEx

Customers without an on-site TAGCenter ship samples via FedEx


TAGCenter
FREE
TIME.

TransnetYX Process (Cont'd)

2 Automated Process

TransnetYX receives the samples and an automated e-mail is sent to the lab for notification. TransnetYX then begins its patented, fully automated genotyping system. With more than 11,000 real time PCR assays in stock, TransnetYX may already have the proper assay in house. If not, TransnetYX designs a custom assay for the specified mutation, sending email notifications throughout the process with real time status updates.








T85805
T85869



TransnetYX Process (Cont'd)

3 Results Turnaround

Upon completion of the testing, within 24 or 72 hours depending on the timeline specified by the lab, TransnetYX posts the results on a HIPAA compliant web portal and sends an email to the customer.



Results
Wellplates
Messages
Order Details:
Print Results
Export to PDF
Export to Excel
Export To XML
Billing Address:
8110 Cordova Road
Cordova, TN 38016
US
Service Level: 72 hours
Payment Method: FREE
Tracking Number: 123456789
Date Submitted: 3/28/2013 1:36:23 PM
Date Received: 3/28/2013 1:40:43 PM
Date Completed: 3/28/2013 2:10:54 PM
Transnetyx
Serving Research. Saving Time.
Order Results:
Click here to download instructions about how to interpret these results.
Cre x Il2 fah
Approval Information
CRE
eGFP
Fah-1 KO
Fah-1 WT
Il2rg KO
Il2rg WT
Rag2 KO
Rag2 WT
Wellplate: T032820131
A1
Hom Control
+ + + + + + + +



TransnetYX Competitive Landscape

It is estimated that 90 million mice are used in research each year, and 45 million have to be genotyped to ensure the proper strain for medical research

- While there are a variety of in-house and outsourced testing options, none boast TransnetYX's combination of speed, accuracy, and cost-effectiveness

Competitive Landscape

Labs

- Labs have historically done their own genotype testing
- Testing is done manually by personnel with multiple responsibilities, which leads to delayed testing and high error rates (estimated at 10%+)
- Substantial potential market, though historically labs have had limited appreciation for in house cost of capital or time

Mouse Providers

- Some labs (mainly pharmaceutical labs) outsource the storage of mice to third parties which also perform genotyping services
- Not a core offering, and not a service that they offer on a standalone basis
- TransnetYX performs all genotyping for Taconic, the 2nd largest mouse provider in the U.S.

Small, Independent Testers

- There are several small, independent testers
- None utilize an automated process, and none come close to approaching TransnetYX's volumes

TransnetYX Benefits

TransnetYX offers a solution to customers featuring timely, accurate, and cost effective results

Tests Completed	Percent Accuracy	Stock Assays	Average Order Time	JAX® Numbers[1]
6,800,000+	99.93%	11,000+	5.0 minutes	5,000+

RESEARCHERS GAIN:


TIME
MONEY
ACCURACY

Time	Cost	Accuracy
• Genotyping done at clients' labs typically takes 4-5 days, while TransnetYX has a guaranteed 24 or 72 hour turnaround, depending on client needs • By outsourcing genotyping, labs free up time for researchers to perform research	• Decreases headcount and fixed costs associated with performing genotyping in house • Regimented testing protocols decrease the time mice are caged, which costs labs $1.25 per day per mouse	• TransnetYX's fully automated process boasts a 99.93% accuracy rate • Rigorous quality control standards ensure that accuracy is maintained and that potential process issues are immediately addressed

(1) Mouse line identifier numbers contained in the JAX® Database owned by Jackson Laboratory

TransnetYX Clients

TransnetYX has many of the largest and most prestigious research institutions as clients

Academic Clients (~80% of Sales)

Johns Hopkins Medicine, University of Cambridge, MIT (Massachusetts Institute of Technology), HHMI (Howard Hughes Medical Institute), The Rockefeller University, Harvard, Duke, Stanford, The Scripps Research Institute, Salk Institute for Biological Studies, Dana-Farber Cancer Institute, the Beatson Institute for Cancer Research, Stowers Institute for Medical Research, Yale, Northwestern University

Pharmaceutical Clients (~20% of Sales)

Elan, gsk GlaxoSmithKline, Taconic, AstraZeneca International, ChemoCentryx, Merck, Amylin, Johnson & Johnson Pharmaceutical Research & Development, Amorfix Life Sciences Ltd., Gene Logic, StemCells (The discovery and development of stem cell therapeutics), Genzyme, PsychoGenics, Lilly, Boehringer Ingelheim, Pfizer, Amgen, Elixir Pharmaceuticals, MedImmune, Novartis, Schering-Plough, Millennium

TransnetYX Financials

TransnetYX's revenues are expected to grow at a 16.0% annual rate from 2013E-2015E, driven by growth in its core customer base as well as increased sales to pharmaceutical clients



$ in millions
$20.0
$18.0
$16.0
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
68.0%
67.5%
67.0%
66.5%
66.0%
65.5%
65.0%
64.5%
64.0%
63.5%
63.0%
$12.1
$13.0
$13.9
$16.0
$18.8
64.5%
64.6%
66.6%
67.0%
67.3%
2011A
2012A
2013E
2014E
2015E
TransnetYX Revenue
TransnetYX Gross Margin

	2011A	2012A	2013E	2014P	2015P
TransnetYX Paid Tests	1,188,506	1,304,388	1,441,468	1,640,322	1,919,945
Revenue / Test	$10.16	$9.98	$9.63	$9.78	$9.81
Cost / Test	$3.61	$3.54	$3.24	$3.23	$3.21

HarmonYX Overview

HarmonYX is a CLIA certified and HIPAA compliant automated human genetic testing laboratory

- Testing is accomplished with TransnetYX's equipment and personnel, and benefits meaningfully from TransnetYX's substantial volume economies (6,800,000+ tests to date)
- Genetic application testing to optimize safety and efficacy of therapies
  - Focus is genetic application (potential reactions to certain drugs), not genetic discovery (broad genetic panels)
- Selected clopidogrel (Plavix™) as the first efficacy test to commercialize due to its position as one of the most prescribed medications in the U.S. as well as its black box warning that the drug's efficacy varies based on known genetic expressions
  - Testing using HarmonYX identifies which patients will experience no / limited efficacy as a result of using the drug
- Automated system can post results via a HIPAA compliant web portal the next business day

Clopidogrel

Clopidogrel, originally marketed under the name Plavix™, is an oral, thienopyridine class antiplatelet agent used to inhibit blood clots in coronary artery disease, peripheral vascular disease, and cerebrovascular disease

- In 2011, Plavix™ sales were approximately $9.3 billion, marking the second highest annual sales for a drug according to Forbes Magazine
- Currently, 15 million people in the U.S. take some form of clopidogrel, with 3.5 million new patients per year
  - Approximately 1/3 of these patients should not be taking the drug due to no / reduced efficacy
- FDA Black Box Warning (2011) that "certain genotype, known as CYP2C19" may prevent effectiveness
  - HarmonYX tests for each of the eight variants of the CYP2C19 gene that significantly alter clopidogrel activation
- On May 17, 2012 the FDA approved eight generic versions of clopidogrel, which reduced the cost per month to the end user from an average of ~$150 to ~$20
  - As a result of the decrease in cost, insurance companies have begun to restrict reimbursement to patients without medical contraindications who take costlier alternatives rather than clopidogrel


CLOPIDOGREL
75 mg
PHARMACHECK

TEST BEFORE YOU TAKE



HarmonYX Process

Patients on clopidogrel walk in to fill their prescription at their pharmacy

HEALTH PROFESSIONAL OR PHARMACIST ASKS PATIENT:

"Did you know there is genetic test you can take that will tell you if this medicine is working for you?"

PATIENT ASKS:

"What do I have to do?"

- *A simple swab of the inside of your cheek with a non-invasive buccal swab*

"How much does this cost?"

- *Medicare covers it 100%*
- *Many insurance companies cover everything but a small co-pay*

"How quickly will I get my results?"

- *Results in a 24-hour turnaround once received*



HarmonYX Process (Cont'd)

1

Swab and Ship

A qualified healthcare professional or pharmacist oversees a buccal swab, enters the patient's information into HarmonYX's HIPAA compliant web portal, and puts the sample into a pre-addressed envelope, which is sent via FedEx to HarmonYX's labs in Memphis, TN.

2

Automated Processing

When HarmonYX receives the saliva sample, it begins its patented, fully automated genotyping system which tests for all eight alleles that inhibit activation of clopidogrel.

3

Results Delivery

Upon completion of the testing, within 24 hours, HarmonYX posts the results on its HIPAA compliant web portal and notifies the physician that results are ready to view.



Go to Market Strategy

HarmonYX will look to replicate TransnetYX's successful go to market strategy, adding higher volume through pharmacists in grocery store chains and national pharmacy chains to a core base of independent pharmacists


Transnetyx Customers
Harmonyx Customers
Thousands of Players
Limited Individual Volumes
Lab Success
Independent Pharmacies
Dozens of Players
Mid-level Individual Volumes
Pharma Success
Grocery Store Chains
Less than 10 Players
Very Large Individual Volumes
Breeder Success
Nationwide Pharmacy Chains

Go to Market Strategy (Cont'd)

At ~30x greater revenue per test than TransnetYX, HarmonYX has the potential to rapidly drive substantial revenue growth

Accounts



1,800
1,600
1,400
1,200
1,000
800
600
400
200
0
2008A 2009A 2010A 2011A 2012A 2013E 2014E 2015E
TransnetYX HarmonYX

Tests



2.5
2.0
1.5
1.0
0.5
0.0
(MM)
2008A 2009A 2010A 2011A 2012A 2013E 2014E 2015E
TransnetYX HarmonYX

Revenue



$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
(MM)
2008A 2009A 2010A 2011A 2012A 2013E 2014E 2015E
TransnetYX HarmonYX

HarmonYX Financials

HarmonYX's launch of its new pharmacist distribution channel in Q4 2013 is expected to lead to 9,400 tests per month by the end of 2015 at a greater than 78% gross margin



$ in millions
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
80.0%
79.0%
78.0%
77.0%
76.0%
75.0%
74.0%
$0.2
$9.6
$27.7
75.5%
77.6%
78.6%
2013E
2014E
2015E
HarmonYX Revenue
HarmonYX Gross Margin

	2013E	2014P	2015P
HarmonYX Paid Tests	825	32,290	93,225
Revenue / Test	$273.07	$297.00	$297.00
Cost / Test	$66.81	$66.51	$63.52

Note: Projected revenue / test is subject to changes in Medicare reimbursement rates

III. Investment Highlights

Steady Growth from Core TransnetYX Business

TransnetYX has experienced consistent revenue growth of approximately 11% each year while increasing gross margins

- Expect to increase penetration into pharmaceutical market through dedicated sales team
- Significant international opportunities, particularly in countries (e.g., U.K., Netherlands) which negotiate contracts on a national basis (rather than lab by lab)
- Despite rapid growth, TransnetYX represents only ~3% of the industry's volumes
- New Labfinity product calculates the cost to labs of doing their own genotyping, which should drive more labs to outsource the process
- High retention rates among customers with ongoing projects

TransnetYX
Serving Research. Saving Time.

labfinity
RESEARCH WITHOUT LIMITS



Highly Scalable Business Model

Benefits of continued growth of the TransnetYX business as well as rapid expansion of the HarmonYX business are expected to drop substantially to the bottom line

- Company's testing capabilities are fully fungible between the TransnetYX and HarmonYX businesses
- ~30x price differential for HarmonYX tests vs. TransnetYX tests is forecasted to lead to a dramatic increase in profitability and cash flow



HarmonYX
$230.49
($48.69)
($17.82)
2014P HarmonYX Revenue / Paid Test: $297.00
TransnetYX
($0.58)
($2.65)
$6.55
2014P TransnetYX Revenue / Paid Test: $9.78
$0.0
$50.0
$100.0
$150.0
$200.0
$250.0
$300.0
Gross Profit / Test
Shipping Cost / Test
Ex-Shipping Costs / Test

- Automation and robotics allow for significant increases in volume without increases in labor or facilities
  - Investment in automation contributes to high margins and low incremental costs for processing additional testing volume
- Recent automation improvements allow for 140,000 tests per month, with the ability to increase capacity ~80% through incremental equipment purchases prior to the need to expand to a larger facility
  - $46.5 million projected revenue in 2015 assumes the addition of ~40,000 tests per month to the Company's current 130,000 monthly run rate
  - If current facilities are run at the potential capacity of 250,000 tests per month, revenues could reach $200 million with minimal investment in equipment

Strong Growth Potential from Nascent HarmonYX Business

HarmonYX is projected to grow to 9,400 tests per month by the end of 2015

- Clopidogrel, HarmonYX's first target drug, represents a large and growing market
  - ~5% of the U.S. population is currently taking clopidogrel
  - By 2030, 12.8% of the U.S. population is expected to have coronary heart disease or heart failure (up from 10.8% in 2010)(1)


13.0%
12.5%
12.0%
11.5%
11.0%
10.5%
10.0%
10.8%
11.3%
11.7%
12.2%
12.8%
2010
2015
2020
2025
2030
Coronary heart disease & heart failure rates

- 2015 revenue assumptions assume capture of only 2.7% of new patients taking clopidogrel


2.7%
97.3%

New patients taking clopidogrel in 2015: 3.5 million

- Strong alignment of interests to ensure that patients are properly evaluated prior to starting clopidogrel and other medications with genetic contraindications


Insurance Companies
Health Care Professionals
Drug Companies
Patients
HarmonYX

(1) *Forecasting the Future of Cardiovascular Disease in the United States: A Policy Statement from the American Heart Association (March 1, 2011)*

Novel, Automated Process

TransnetYX is at the forefront of the automated outsourced genotyping industry, with a proven process offering timely, accurate, and cost effective results

- Competes with a very cumbersome, error prone, and complex manual process, which is unable to differentiate between a negative result and a corruption in the system
  - Labs' in house genotyping currently operates at ~90% accuracy, compared to 99.93% for TransnetYX
- Majority of equipment has been either customized or designed in house, and continues to be improved upon to increase speed and accuracy
- Rigorous quality control protocols select 2% of tests to be retested weekly to assess accuracy
- Human involvement is limited mainly to the evaluation of results that do not fall within quality standards







Significant Expansion Opportunities

HarmonYX plans to add additional tests for other therapeutic classes to its automated genetic testing platform

- While HarmonYX initially focused on the multi-billion dollar opportunity with clopidogrel, there are a variety of other drugs which are known to have safety and efficacy issues relating to genetic expression

Market Size in Relation to Clopidogrel


Clopidogrel
SSRI
Pain Medication
Statin
ADHD
0.0x
1.0x
2.0x
3.0x
4.0x
5.0x
6.0x

- HarmonYX estimates that development of a testing process for drug classes in any of these areas would cost approximately $50,000 and take approximately 12 weeks

Conclusion

BGS believes that the acquisition of TransnetYX Holding represents a highly attractive opportunity


Steady Growth from Core TransnetYX Business
Significant Expansion Opportunities
Highly Scalable Business Model
TransnetYX
Serving Research. Saving Time.
Novel, Automated Process
Strong Growth Potential from Nascent HarmonYX Business